Exhibit 5.1

2100 L Street, NW Suite 900 Washington DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 www.mofo.com morrison & foerster llp

amsterdam, austin, berlin,
boston, brussels, denver,

hong kong, london, los angeles,
miami, new york, palo alto,

san diego, san francisco, Seattle
shanghai, singapore, tokyo,
washington, d.c.

April 21, 2026

Board of Directors

NETSTREIT Corp.

2021 McKinney Avenue

Suite 1150

Dallas, Texas 75201

Re: Proposed Sale of Up to $400,000,000 of Common Stock under Registration Statement on Form S-3 (File No. 333-281479)

Ladies and Gentlemen:

We are acting as counsel to NETSTREIT Corp., a Maryland corporation (the “Company”), and NETSTREIT, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the issuance and sale from time to time of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $400,000,000 (together with any shares of Common Stock to be delivered pursuant to a Confirmation (as defined in the Sales Agreement (as defined below)), the “Shares”), pursuant to a prospectus supplement dated April 21, 2026 and the accompanying base prospectus dated August 12, 2024 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-281479) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to the terms of that certain ATM Equity Offering Sales Agreement, dated as of April 21, 2026 (the “Sales Agreement”), by and among the Company and the Operating Partnership and Wells Fargo Securities, LLC, BofA Securities, Inc., Robert W. Baird & Co. Incorporated, BNY Mellon Capital Markets, LLC (acting through BTIG, LLC as agent), BTIG, LLC, Cantor Fitzgerald & Co., Capital One Securities, Inc., Citigroup Global Markets Inc., Huntington Securities, Inc., Jefferies LLC, Mizuho Securities USA LLC, Nomura Securities International, Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., Stifel, Nicolaus & Company, Incorporated, StoneX Financial Inc., TD Securities (USA) LLC and Truist Securities, Inc., acting as sales agents (except in the case of StoneX Financial Inc. and BNY Mellon Capital Markets, LLC), principals (except in the case of StoneX Financial Inc. and BNY Mellon Capital Markets, LLC) and/or forward sellers (except in the case of BTIG, LLC and Capital One Securities, Inc.) (collectively, the “Agents”), and Wells Fargo Bank, National Association, Bank of America, N.A., Robert W. Baird & Co. Incorporated, The Bank of New York Mellon, The Bank of Nova Scotia, CF Secured, LLC, Citibank, N.A., Huntington Securities, Inc., Jefferies LLC, Mizuho Markets Americas LLC, Nomura Global Financial Products Inc., Regions Securities LLC, Royal Bank of Canada, Stifel, Nicolaus & Company, Incorporated, StoneX Financial Inc., The Toronto-Dominion Bank and Truist Bank, acting as forward purchasers (collectively, the “Forward Purchasers”), and one or more related Confirmations and in the manner described in the Registration Statement and the Prospectus. The Shares and any shares of Common Stock sold through the forward sellers will be issued from time to time in public offerings at market or negotiated prices under Rule 415 of the Securities Act.

Board of Directors

NETSTREIT Corp.

April 21, 2026

Page Two

As counsel for the Company, we have examined the Sales Agreement, the Registration Statement, the Prospectus, the Company’s Articles of Amendment and Restatement, as amended through the date hereof (the “Charter”), and the Company’s Amended and Restated Bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that the Shares will not be issued in violation of the ownership limit contained in the Charter. We have further assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that following issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Sales Agreement (and any related Confirmation) and resolutions of the Company’s Board of Directors or a duly authorized committee thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares and any shares of Common Stock sold through the forward sellers, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Morrison & Foerster LLP